                                                                     EXHIBIT 4.7





                              RETRAC MEDICAL, INC.

                                       AND

                           COMPUTERSHARE TRUST COMPANY

                                as Warrant Agent

                                WARRANT AGREEMENT
                          Dated as of ___________, 2001

                               TABLE OF CONTENTS*
                                                                          Page
                                                                          ----

Parties.....................................................................
Recitals....................................................................
Section  1.  Appointment of Warrant Agent...................................
Section  2.  Purchase Price; Form of Warrant Certificate....................
Section  3.  Registration and Countersignature..............................
Section  4.  Registration of Transfers and Exchanges........................
Section  5.  Duration and Exercise of Warrants..............................
Section  6.  Call of Warrants for Redemption................................
Section  7.  Payment of Taxes...............................................
Section  8.  Mutilated or Missing Warrant Certificates......................
Section  9.  Reservation of Common Stock, etc...............................
Section 10.  Obtaining of Governmental Approvals............................
Section 11.  Adjustments to Purchase Price and Number of Warrants...........
Section 12.  Fractional Warrants............................................
Section 13.  Notice to Warrant Holders......................................
Section 14.  Disposition of Proceeds on Exercise of Warrants, etc...........
Section 15.  Merger or Consolidation or Change of Name of Warrant Agent.....
Section 16.  Duties of Warrant Agent........................................
Section 17.  Change of Warrant Agent........................................
Section 18.  Identity of Transfer Agent.....................................
Section 19.  Notices........................................................
Section 20.  Supplements and Amendments.....................................
Section 21.  Successors.....................................................
Section 22.  Registration of Shares of Common Stock.........................
Section 23.  Termination....................................................
Section 24.  Governing Law..................................................
Section 25.  Benefits of This Agreement.....................................
Section 26.  Counterparts...................................................
Testimonium.................................................................
Signature and Seals.........................................................
Acknowledgments.............................................................
Exhibit A (Form of Common Stock Purchase Warrant Certificate,
  Election to Purchase and Assignment)



* This Table of Contents does not constitute a part of this Agreement or have any bearing upon the interpretation of any of its terms or provisions.

                                WARRANT AGREEMENT
                                -----------------

         THIS WARRANT AGREEMENT ("Agreement") is entered into as of , 2001 by and between RETRAC MEDICAL, INC. a Delaware corporation ("Company"), and COMPUTERSHARE TRUST COMPANY a ___________ corporation, as warrant agent ("Warrant Agent").

                                 R E C I T A L S
                                 ---------------

         A. The Company proposes to issue and sell up to 3,125,000 units ("Units") consisting of (i) one (1) share of the Company's $.01 par value common stock, (such common stock and, where appropriate, such other securities or assets purchasable upon the exercise of a Warrant (as defined below) as provided for herein in the event of a reorganization, reclassification, consolidation, merger or sale, collectively "Common Stock"), and (ii) one (1) common stock purchase warrant ("Warrant"). The offering price for each Unit is Eight Dollars ($8.00). Each Warrant entitles the holder to purchase one (1) share of Common Stock at an exercise price of Eight and 80/100 Dollars ($8.80), commencing upon the date of the final Prospectus which is a part of the amended Registration Statement filed with respect to such Units and declared effective pursuant to the Securities Act of 1933, as amended, on , 2001 (the "Effective Date"), and expires five (5) years after the Effective Date, unless such period is extended by the Company.

         B. The Warrants included in the Units proposed to be sold by the Company will be evidenced by a warrant certificate (such certificates and other certificates issued pursuant hereto and evidencing Warrants ("Warrant Certificate"), which will be detachable from the Common Stock included in the Units, and will be immediately transferable separately from the Common Stock included in the Units.

         C. The Company wishes to engage the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, registration of transfer and exchange of Warrant Certificates and the exercise of Warrants.

                                A G R E E M E N T
                                -----------------

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

         SECTION 1. APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter in this Agreement set forth, and the Warrant Agent hereby accepts such appointment.

         SECTION 2. PURCHASE PRICE; FORM OF WARRANT CERTIFICATE. The Warrant Certificates shall be in registered form only. The text of the Warrant Certificates and of the form of election to exercise to be printed on the reverse thereof shall be substantially as set forth in Exhibit A attached hereto.

         Each Unit issued pursuant to the Underwriting Agreement will have a common stock certificate and a Warrant Certificate, each registered in the name of the registered holder, evidencing Warrants at the rate of one (1) Warrant for each one (1) shares of Common Stock included in each Unit, subject to adjustment as provided in Section 11.

         Each Warrant shall entitle the holder thereof to purchase one (1) share of Common Stock upon the exercise thereof. The purchase price payable upon exercise of a Warrant ("Purchase Price") shall be, unless and until adjusted as provided in Section 11, Eight and 80/100 Dollars ($8.80).

         The Purchase Price and the number of Warrants evidenced by each Warrant Certificate are subject to adjustment upon the occurrence of certain events, as hereinafter provided. Each Warrant may be exercised upon the Effective Date.

         Warrant Certificates may be exchanged and transferred separately from Common Stock. The Warrant Certificates shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future Chairman of the Board, President or Vice President of the Company, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of the Company.

         Warrant Certificates shall be dated the date of countersignature by the Warrant Agent upon initial and subsequent issuances.

         Pending the preparation of definitive Warrant Certificates, the Company may execute and the Warrant Agent shall countersign in lieu thereof temporary Warrant Certificates, substantially in the form of the definitive Warrant Certificates, but with such omissions, insertions and variations as may be appropriate on temporary Certificates and as may be determined by the Board of Directors of the Company ("Board of Directors"). Temporary Warrant Certificates may be issued with such provisions with respect to exchanges of temporary Warrant Certificates as may be determined by the Board of Directors and may contain such references to provisions of the Warrant Agreement as may be appropriate. Every temporary Warrant Certificate shall be executed by the Company and be countersigned by the Warrant Agent upon the same conditions and in substantially the same manner and with like effect as the definitive Warrant Certificates. If temporary Warrant Certificates are issued, the Company shall prepare and execute definitive Warrant Certificates without unnecessary delay, and thereupon any and all temporary Warrant Certificates may be surrendered in exchange therefor at the principal office of the Warrant Agent and the Warrant Agent shall countersign and deliver in exchange for such temporary Warrant Certificates definitive Warrant Certificates evidencing the number of Warrants evidenced by the temporary Warrant Certificates so surrendered. Until so exchanged, each temporary Warrant Certificate shall entitle the holder thereof to the same rights and benefits as the holder of a definitive Warrant Certificate.

         SECTION 3. REGISTRATION AND COUNTERSIGNATURE. The Warrant Agent shall maintain books for the registration and registration of transfer of Warrant Certificates. Upon the initial issuance of the Units of Common Stock and Warrants, the Warrant Agent shall issue and register the Warrant Certificates in the names of the respective registered holders and upon subsequent issuances of Units of Common Stock and Warrants, the Warrant Certificates for such Warrants shall be registered in the names of the respective registered holders. The Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. Warrant Certificates shall be so countersigned, however, by the Warrant Agent and be delivered by the Warrant Agent, notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature or delivery. Upon issuance of any Warrant Certificate, the Company will present the same, or cause the same to be presented, to the Warrant Agent for countersignature of such Warrant Certificate.

         Prior to due presentment for registration of transfer of the Warrant Certificates, the Company and the Warrant Agent may deem and treat the registered holder thereof as the absolute owner of the Warrant Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

         SECTION 4. REGISTRATION OF TRANSFERS AND EXCHANGES. The Warrant Agent shall from time to time register the transfer of any outstanding Warrant Certificates upon the books to be maintained by the Warrant Agent for that purpose, upon surrender thereof accompanied (if so required by the Company or the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the registered holder or by a duly authorized attorney and the transfer fee, payable by the holder, of _____ Dollars __________ ($_____) for each transfer. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Warrant Certificates so cancelled shall be delivered by the Warrant Agent to the Company from time to time or otherwise disposed of by the Warrant Agent in a manner satisfactory to the Company. Warrant Certificates are detachable and they may be exchanged at the option of the holder thereof, when surrendered at the principal office in ____________________, of the Warrant Agent, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate the number of Warrants evidenced by the Warrant Certificate or Warrant Certificates so surrendered. The Warrant Agent shall countersign and deliver, in accordance with the provisions of this Section and of Section 3, the new Warrant Certificates required pursuant to the provisions of this Section, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

         SECTION 5. DURATION AND EXERCISE OF WARRANTS.

                  A. The Warrants will expire at the close of business on , 2006, unless extended by the Company, in which event the Warrants shall expire upon the expiration of the period the Warrants are so extended, at which time all rights evidenced by the Warrant Certificates shall cease and the Warrants shall become void.

                  B. Subject to the provisions of this Agreement, the holder of one (1) Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to such holder of one (1) Warrant) one fully paid and non-assessable share of Common Stock at an initial Purchase Price set forth in Section 2 hereof (subject to adjustment as provided in Section 11) upon surrender of the Warrant Certificate evidencing such Warrant to the Company at the principal office of the Warrant Agent in _______________, with the form of election to purchase on the reverse thereof duly filled in and signed, and upon payment of the Purchase Price in lawful money of the United States of America to the Warrant Agent for the account of the Company. Except as set forth in Section 11 of this Agreement, no adjustment shall be made for any dividends on any share of Common Stock issuable on the exercise of a Warrant.

         The Purchase Price payable upon exercise of Warrants shall be paid in cash or by certified check or bank draft.

         Subject to Sections 7 and 12, upon such surrender of a Warrant Certificate, and payment of the Purchase Price, the Company shall issue and cause to be registered, countersigned and delivered to or upon the written order of the registered holder of such Warrant Certificate and in such name or names as such registered holder may designate, a certificate for one (1) share of Common Stock for each Warrant then being exercised. Such certificate shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such share or shares of Common Stock, as of the date of the surrender of such Warrant Certificates and payment of the Purchase Price; provided, however, that if, at the date of surrender of such Warrant Certificates and payment of such Purchase Price, the transfer books for the Common Stock shall be closed, the certificate for such share or shares of Common Stock shall be issuable as of the date on which such books shall next be opened and until such date the Company shall be under no duty to deliver any certificate for such share or shares; provided, further, that such books, unless otherwise required by law, shall not be closed at any one time for a period longer than 20 days. The Warrants evidenced by the Warrant Certificates shall be exercisable immediately upon issuance, at the election of the registered holders thereof, either as an entirety or from time to time for only part of the number of Warrants evidenced by the Warrant Certificates. In the event that less than all of the Warrants evidenced by a Warrant Certificate surrendered upon the exercise of Warrants are exercised at any time prior to the date of expiration of the Warrants, a new Warrant Certificate will be issued for the remaining number of Warrants evidenced by the Warrant Certificate so surrendered, and the Warrant Agent shall countersign and deliver the required new Warrant Certificate pursuant to the provisions of this Section and of
Section 3 and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with a Warrant Certificate duly executed on behalf of the Company for such purpose.

         SECTION 6. CALL OF WARRANTS FOR REDEMPTION. The Company shall have the right to call the Warrants for redemption, as a whole, or from time to time in part substantially pro rata, at the price of one cent ($.01) per Warrant on thirty (30) days' prior written notice if the Closing Price of the Common Stock exceeds Fourteen Dollars ($14.00) over a period of 15 consecutive trading days ending within 15 days of the notice of redemption. Should the Company call the Warrants at a time when said Warrants are not exercisable, the Warrants shall become immediately exercisable through the Redemption Date (as defined below).

         Notice of call shall be mailed by the Warrant Agent to the registered holders of the Warrants by first-class mail, postage prepaid not less than thirty (30) nor more than ninety (90) days prior to the date ("Redemption Date") set by the Company's Board of Directors for redemption, to their last addresses as they shall appear upon the Warrant register.

         The redemption price is subject to adjustment in the event of stock splits on other similar events. All outstanding Warrants must be redeemed if any are to be redeemed.

         The redemption price payable after the call date upon surrender of the Warrant Certificate evidencing the Warrants to the Company at the principal office of the Warrant Agent in _______________, shall be paid in cash or by certified check or bank draft. Warrant Certificates so called shall be delivered by the Warrant Agent to the Company from time to time or otherwise disposed of by the Warrant Agent in a manner satisfactory to the Company. Following the date fixed for call and redemption, only those Warrants not so called shall be exercisable.

         As used herein, the term "Closing Price" for each day shall be either
(i) the last reported sale price as officially reported on the principal exchange on which the Common Stock is listed or the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") National Market System, if so quoted, or (ii) if not so listed or quoted, the closing price as reported on NASDAQ. Notice to the registered holders of the Warrant Certificates hereunder, stating the time (which shall be 5:00 P.M. New York time) and the Redemption Date by which such holders must submit their Warrant Certificates to the Warrant Agent shall be given by the Company, or the Warrant Agent at the Company's request, by first-class, postage prepaid mail to the registered holders of outstanding Warrant Certificates.

         In case the Company shall exercise its right to redeem it shall give notice to the registered holders of the outstanding Warrants by mailing to such registered holders a notice of redemption, first class, postage prepaid, not later than the thirtieth (30) day before the date fixed for redemption, at their last address as shall appear on the records of the Warrant Agent. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the registered holder receives such notice.

         The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the redeemed Warrant Certificates shall be delivered, and that the right to exercise the Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the date fixed for redemption.

         The date fixed for redemption of the Warrants shall be the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder (a) to whom notice was not mailed or (b) whose name was defective. An affidavit of the Warrant Agent or of the Secretary or an Assistant Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

         Any right to exercise a Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, Holders of the Warrants shall have no further rights except to receive, upon surrender of the Warrant, the Redemption Price.

         From and after the Redemption Date, the Company shall, at the place specified in the notice of redemption, upon presentation and surrender to the Company by or on behalf of the Registered Holder thereof of one or more Warrants to be redeemed, deliver or cause to be delivered to or upon the written order of such Holder a sum in cash equal to the redemption price of each such Warrant. From and after the date fixed for redemption and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Warrants called for redemption, such Warrants shall expire and become void and all rights hereunder and under the Warrant Certificates, except the right to receive payment of the redemption price, shall cease.

         SECTION 7. PAYMENT OF TAXES. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of shares of Common Stock upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any certificates for shares of Common Stock in any name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant.

         SECTION 8. MUTILATED OR MISSING WARRANT CERTIFICATES. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue and the Warrant Agent may countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate mutilated, lost, stolen or destroyed, a new Warrant Certificate of like tenor and evidencing the number of Warrants evidenced by the Warrant Certificate so mutilated, lost, stolen or destroyed, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also satisfactory to them. Applicants for such substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

         SECTION 9. RESERVATION OF COMMON STOCK, ETC. There have been reserved, and the Company shall at all times keep reserved, out of the authorized and unissued shares of Common Stock, a number of shares sufficient to provide for the exercise of the Warrants, and the Transfer Agent for the Common Stock is hereby irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares as shall be requisite for such purpose. The Company will keep a copy of this Agreement on file with such Transfer Agent. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent stock certificates issuable upon exercise of outstanding Warrants. The Company will supply such Transfer Agent with duly executed stock certificates for such purpose. All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Agent and shall thereafter be delivered to the Company or otherwise disposed of in a manner satisfactory to the Company. Unless all Warrants shall have been exercised prior to the time of the expiration of the Warrants, the Warrant Agent shall certify to the Company, as of the close of business on the date of such expiration, the total aggregate amount of Warrants then outstanding, and thereafter no shares of Common Stock shall be subject to reservation in respect of such Warrants.

         SECTION 10. OBTAINING OF GOVERNMENTAL APPROVALS. The Company will from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may be or become requisite in connection with the issuance, sale, transfer and delivery of the Warrant Certificates to the initial Warrant holders.

         SECTION 11. ADJUSTMENTS TO PURCHASE PRICE AND NUMBER OF WARRANTS. The Purchase Price and the number of Warrants evidenced by any Warrant Certificate shall be subject to adjustment from time to time as follows:

                  (A) In case the shares of Common Stock at any time outstanding shall be subdivided into a greater or combined into a lesser number of shares of Common Stock or in case shares of Common Stock shall be issued as a stock dividend, the Purchase Price shall be decreased or increased, as the case may be, to an amount which shall bear the same relation to the Purchase Price in effect immediately prior to such subdivision or combination or stock dividend as the total number of shares of Common Stock outstanding immediately prior to such subdivision or combination or stock dividend shall bear to the total number of shares of Common Stock outstanding immediately after such subdivision or combination or stock dividend.

                  (B) In case of any capital reorganization, or of any reclassification of the Common Stock, of the Company or in case of the consolidation of the Company with or the merger of the Company into any other corporation (other than a consolidation or merger in which the Company is the continuing corporation) or of the sale of the properties and assets of the Company as, or substantially as, an entirety to any other corporation, each Warrant shall after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale be exercisable, upon the terms and conditions specified in this Agreement, for the number of shares of stock or other securities or property of the Company, or of the corporation resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which the Common Stock issuable (at the time of such capital reorganization, reclassification of Common Stock, consolidation, merger or sale) upon exercise of such Warrant would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale if such exercise had taken place; and in any such case, if necessary, the provisions set forth in this Section 11 with respect to the rights and interests thereafter of the holders of the Warrants shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of the Warrants. The subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock shall not be deemed to be a reclassification of the Common Stock of the Company for the purposes of this paragraph. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and delivered to the Warrant Agent, the obligation to deliver to the holder of each Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase and the other obligations under this Agreement.

                  (C) In case after the date hereof, the Company shall declare a dividend upon shares of Common Stock payable otherwise than out of retained earnings or otherwise than in shares of Common Stock or in stock or obligations directly or indirectly convertible into or exchangeable for Common Stock, the holder of each Warrant shall, upon exercise of such Warrant in whole or in part, be entitled to purchase, in addition to the number of shares of Common Stock deliverable upon such exercise against payment of the Purchase Price therefor, but without further consideration, the cash, stock or other securities or property which the holder of such Warrant would have received as dividends (otherwise than out of such retained earnings and otherwise than in shares of Common Stock or in such convertible or exchangeable stock or obligations), if continuously since the date of the Warrant Certificate evidencing such Warrant such holder (i) had been the holder of record of the number of shares of Common Stock deliverable upon such exercise and (ii) had retained all dividends in stock or other securities (other than shares of Common Stock or such convertible or exchangeable stock or obligations) paid or payable in respect of said number of shares of Common Stock or in respect of any such stock or other securities so paid or payable as such dividends. For purposes of this subparagraph (C), a dividend payable otherwise than in cash shall be considered to be payable out of retained earnings only to the extent that such retained earnings shall be charged in an amount equal to the fair value of such dividend as determined by the Board of Directors.

                  (D) Anything in this Section 11 to the contrary notwithstanding, the Company shall not be required, except as hereinafter in this subparagraph (D) provided, to make any adjustment of the Purchase Price in any case in which the amount by which such Purchase Price would be reduced in accordance with the foregoing provisions of Section 11 would be less than one cent ($.01) per share of Common Stock, but in such case any adjustment that would otherwise be required then to be made will be carried forward and made at the time of and together with the next subsequent adjustment which, together with any and all such adjustments so carried forward, shall amount to one cent ($.01) or more per share of Common Stock. In the event of any subdivision or combination of shares of Common Stock said amount of one cent ($.01) (as theretofore decreased or increased by any previous subdivision or combination) shall be proportionately decreased or increased.

                  (I) Upon each adjustment of the Purchase Price each Warrant Certificate shall thereafter (until another such adjustment) evidence that number of Warrants (calculated to the nearest hundredth) obtained by multiplying the number of Warrants evidenced by such Warrant Certificate immediately prior to such adjustment by the Purchase Price in effect immediately prior to such adjustment and dividing the product so obtained by the Purchase Price in effect after such adjustment.

                  (J) Whenever there is an adjustment in the Purchase Price as provided herein, the Company shall promptly (1) file with the Warrant Agent a certificate signed by the Chairman of the Board, President or a Vice President of the Company and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, stating the Purchase Price as so adjusted and showing in detail the facts requiring such adjustment and the number of Warrants to be evidenced by outstanding Warrant Certificates as a result of such adjustment and (2) cause a notice stating that such adjustment has been effected and stating the Purchase Price then in effect and the number of Warrants to be evidenced by outstanding Warrant Certificates as a result of such adjustment to be sent by first-class mail, postage prepaid, to each registered holder of a Warrant Certificate as a result of such adjustment to be sent by first-class mail, postage prepaid, to each registered holder of a Warrant Certificate at his address appearing on the Warrant register. The Warrant Agent shall have no duty with respect to any such certificate (or its contents) filed with it except to keep the same on file and available for inspection by holders of Warrant Certificates during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any holder of a Warrant Certificate to determine whether any facts exist which may require any adjustment of the Purchase Price or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making any such adjustment.

                  (K) Each Warrant Certificate shall state the Purchase Price in effect on the date of countersignature thereof by the Warrant Agent and shall specify the number of Warrants evidenced by such Warrant Certificate as of such date, in each case after giving effect to all adjustments, if any, theretofore required to have been made pursuant to Section 11.

                  (L) The Company may retain M.R. Weiser & Co. LLP, or such other firm of independent public accountants of recognized standing, which may be the firm regularly retained by the Company, selected by the Board of Directors to make any computation required under this Section, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section.

         SECTION 12. FRACTIONAL WARRANTS. As provided in Section 2, each Warrant upon initial issuance shall entitle the holder thereof to purchase no less than one (1) share of Common Stock upon the exercise thereof, but the number of Warrants evidenced by any Warrant Certificate shall be subject to adjustment, pursuant to Section 11, upon the occurrence of certain events. In the event of adjustment of the number of shares of Common Stock and the Purchase Price pursuant to the provisions of Section 11, the Company shall not be required to issue fractions of shares upon the exercise of any Warrant. In such an event, the holder of a Warrant shall have the right to purchase a whole share of Common Stock at the Purchase Price.

         SECTION 13. NOTICES TO WARRANT HOLDERS. Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of Directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company; provided, however, that in the event that:

                  (1) the Company shall take action to make any distribution (other than cash dividends payable out of retained earnings) to the holders of Common Stock;

                  (2) the Company shall take action to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or other rights or securities convertible into Common Stock;

                  (3) the Company shall take action to accomplish any capital reorganization, or reclassification of the capital stock of the Company (other than a change in par value, or a change from par value to no par value, or a change from no par value to par value, or a subdivision or merger of the Company into, or sale of all or substantially all of its assets to, another corporation; or

                  (4) the Company shall take action looking to a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall (a) at least 10 days prior to the date on which the books of the Company shall close or a record shall be taken for such distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, cause written notice thereof to be sent by first-class mail, postage prepaid, to each registered holder of a Warrant Certificate at his address appearing on the Warrant register, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, cause at least 20 days' prior written notice of the date when the same shall take place to be given to each registered holder of a Warrant Certificate in the same manner. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         SECTION 14. DISPOSITION OF PROCEEDS ON EXERCISE OF WARRANTS, ETC.

                  A. Upon the exercise of each Warrant as provided in Section 5, the Warrant Agent shall promptly deposit the Purchase Price payment in an escrow account ("Escrow Account") to be established by the mutual agreement of the Company and the Warrant Agent at a federally insured commercial bank. On a weekly basis, there shall be remitted to the Company the amount of collected funds on deposit in the Escrow Account, as determined by the Warrant Agent, net of an amount equal to the Warrant Agent's reimbursable expenses. Upon disbursement of the collected funds to the Company, the Warrant Agent shall cause to be issued and delivered the share certificate(s) representing the shares issuable with respect to such collected funds.

         Expenses incurred by the Warrant Agent for acting as warrant agent in connection with each Warrant exercised, including those associated with the issuance and delivery of share certificates, shall be paid by the Company and shall be payable by disbursement from the Escrow Account prior to disbursement to the Company of its portion of the collected funds relating to such exercised Warrants.

         The Warrant Agent shall prepare and deliver to the Company on a weekly basis at the time each disbursement is made from the Escrow Account a detailed written accounting relating to the Warrants exercised, Warrant Agent expenses reimbursed and the collected funds remitted to the Company from the Escrow Account, which shall serve as an interim accounting. A final accounting will be prepared and delivered to the Company by the Warrant Agent promptly following expiration of the exercise period for the Warrants.

                  B. The Warrant Agent shall keep copies of this Agreement available for inspection by holders of Warrants during normal business hours at its principal office in _______________________.

         SECTION 15. MERGER OR CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 17 of this Agreement. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

         In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

         SECTION 16. DUTIES OF WARRANT AGENT. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

                  A. The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the delivery of Warrant Certificates except as herein otherwise provided.

                  B. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

                  C. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys, agents or employees or for any loss to the Company resulting from such neglect or misconduct, provided reasonable care shall have been exercised in the selection and continued employment thereof.

                  D. The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

                  E. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                  F. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent's negligence or bad faith.

                  G. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interest may appear.

                  H. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

                  I. The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

         SECTION 17. CHANGE OF WARRANT AGENT. The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company notice in writing, and to the holders of the Warrant Certificates notice in writing and sent by first class mail, postage prepaid, to each registered holder of a Warrant Certificate at his address appearing in the Warrant register, specifying a date when such resignation shall take effect. If the Warrant Agent shall resign or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the registered holder of a Warrant Certificate (who shall, with such notice, submit his Warrant Certificate for inspection by the Company, then the registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Any successor warrant agent, whether appointed by the Company or by such a court, shall be a bank or trust company, in good standing, incorporated under the laws of the United States of America or of any State or Territory or of the District of Columbia and having at the time of its appointment as warrant agent a combined capital and surplus of at least One Million Dollars ($1,000,000). After appointment the successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be.

         SECTION 18. IDENTITY OF TRANSFER AGENT. Forthwith upon the appointment after the date hereof of any Transfer Agent for the Common Stock or of any subsequent Transfer Agent for shares of the Common Stock, the Company will file with the Warrant Agent a statement setting forth the name and address of such Transfer Agent.

         SECTION 19. NOTICES. Any notice pursuant to this Agreement to be given by the Warrant Agent or by the registered holder of any Warrant Certificate to the Company shall be sufficiently given if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

                           RETRAC MEDICAL, INC.
                           22 South Main Street
                           New City, New York  10956
                           Attention:  Thomas Sassone, CEO


                           with a copy to:
                           --------------

                           Oppenheimer Wolff & Donnelly LLP
                           840 Newport Center Drive, Suite 700
                           Newport Beach, California 92660
                           Attention:  Daniel K. Donahue, Esq.

Any notice pursuant to this Agreement to be given by the Company or by the registered holder of any Warrant Certificate to the Warrant Agent shall be sufficiently given if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

                           COMPUTERSHARE TRUST COMPANY
                           12039 W. Alameda Parkway, Suite Z-2
                           Lakewood, Colorado  80228


         SECTION 20. SUPPLEMENTS AND AMENDMENTS. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates.

         SECTION 21. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

         SECTION 22. REGISTRATION OF SHARES OF COMMON STOCK. The Company will furnish to the Warrant Agent, upon request, an opinion of counsel to the effect that (i) a Registration Statement under the Securities Act of 1933, as amended, is then in effect with respect to shares of Common Stock issuable upon exercise of the Warrants and that the Prospectuses hereinafter referred to comply as to form in all material respects with the requirements of said Act and the rules and regulations of the Securities and Exchange Commission thereunder; or (ii) a Registration Statement under said Act with respect to said shares is not required. In the event that said opinion states that such a Registration Statement is in effect the Company will, from time to time, furnish the Warrant Agent with current Prospectuses meeting the requirements of said Act and all rules and regulations thereunder in sufficient quantity to permit the Warrant Agent to deliver a Prospectus to each holder of a Warrant upon exercise thereof. The Company further agrees to pay all fees, costs and expenses in connection with the preparation and delivery to the Warrant Agent of the foregoing opinions and Prospectuses.

         SECTION 23. TERMINATION. This Agreement shall terminate at the close of business on _____, 2006, unless the Warrants shall be extended by the Company, in which event this Agreement shall terminate at the close of business on the day such period expires, or such earlier date upon which all Warrants have been exercised, except that the Warrant Agent shall account to the Company pursuant to Section 14 for all cash held by it at the close of business on such date of termination. The provisions of Section 16 shall survive such termination.

         SECTION 24. GOVERNING LAW. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.

         SECTION 25. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

         SECTION 26. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date and year first above written.

                                            RETRAC MEDICAL, INC.


                                            By:
                                                --------------------------------
                                                Thomas Sassone


                                            COMPUTERSHARE TRUST COMPANY


                                            By:
                                                --------------------------------
                                                Authorized Officer

STATE OF                            )
                                    ) ss.
COUNTY OF                           )


                  On the day of , 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared THOMAS SASSONE, personally known to me (or proved to me on the basis of satisfactory evidence), to be the person who executed the within instrument as CEO of RETRAC MEDICAL, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.



                                           Notary Public







STATE OF                   )
                           ) ss.
COUNTY OF                  )


                  BE IT REMEMBERED, that on this day of , 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared , personally known to me (or proved to me on the basis of satisfactory evidence), to be the person who executed the within instrument as of COMPUTERSHARE TRUST COMPANY, the corporation described in and which executed the within instrument; that he signed, sealed with the seal of said corporation and delivered the same as such officer aforesaid; that the within instrument is the voluntary act and deed of said corporation made by virtue of authority from its Board of Directors.



                                           Notary Public